EXHIBIT 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)

                                                             Six Months Ended
                                                                 June 30,
                                                          ----------------------
                                                            1995          1994
                                                          --------      --------

Net Income                                                $109,325      $ 99,006
Provision for income taxes                                  66,867        61,022
                                                          --------      --------

Earnings before provision for income taxes                 176,192       160,028
                                                          --------      --------


Fixed charges:
  Interest and debt expense on indebtedness                408,186       276,095
  Interest factor - one third of rentals on
    real and personal properties                             3,578         3,893
                                                          --------      --------

Total fixed charges                                        411,764       279,988
                                                          --------      --------

Total earnings before provision for income
  taxes and fixed charges                                 $587,956      $440,016
                                                          ========      ========


Ratio of earnings to fixed charges                          1.43          1.57